  Exhibit (h)(25)(ii)

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Name of Separate Account	Date Established	Contracts Funded by Separate Account
Protective COLI PPVUL Separate Account	April 14, 2020	Protective Executive Benefits Private Placement VUL
Protective COLI VUL Separate Account	April 14, 2020	Protective Executive Benefits Registered VUL
Protective BOLI PPVUL Separate Account	September 1, 2021	Protective Executive Benefits Private Placement VUL

This Schedule A to the Participation Agreement dated November 23, 2020 by and between the parties identified below is updated and effective as of August 8, 2022, and replaces all prior versions of this Schedule A.

This Schedule A may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  This Schedule A shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of all parties hereto. For the purposes hereof, a facsimile copy of this Schedule A, including the signature pages hereto, shall be deemed an original.

VANGUARD VARIABLE INSURANCE FUND
THE VANGUARD GROUP, INC.

By: _/s/ Michael Drayo ________________

By: __/s/ Sarah Cognetti________________

Name:  Michael J. Drayo

Name:  Sarah Cognetti

Title:   Assistant Secretary

Title:  Principal

VANGUARD MARKETING CORPORATION
PROTECTIVE LIFE INSURANCE COMPANY

By: ___/s/ Carolyn Sherry______________

By:__/s/ Steve Cramer_______________

Name:
Carolyn Sherry

Name:  Steve Cramer

Title:   Head of Intermediary Operations
Title:  Chief Product Officer – Retirement
           Division